Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

FORM OF OPINION OF WSGR

September [        ], 2008

Thermage, Inc.

25881 Industrial Blvd.

Hayward, CA 94545

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, as amended to date, filed by Thermage, Inc. (the “Company”) with the Securities and Exchange Commission, Registration Number 333-152948 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 24,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that, when issued and sold in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the proxy statement/prospectus/information statement constituting a part thereof, and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation